Parke Bancorp, Inc.
601 Delsea Drive,
Washington Township, NJ 08080

Contact:
Vito S. Pantilione, President and CEO
Jonathan D. Hill, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES FOURTH QUARTER 2024 EARNINGS

Highlights:

Net Income:	$7.4 million for Q4 2024, decreased 1.5% from Q3 2024
Revenue:	$34.5 million for Q4 2024, increased 4.4% over Q3 2024
Total Assets:	$2.14 billion, increased 5.9% from December 31, 2023
Total Loans:	$1.87 billion, increased 4.5% from December 31, 2023
Total Deposits:	$1.63 billion, increased 5.0% from December 31, 2023

WASHINGTON TOWNSHIP, NJ, January 24, 2025 - Parke Bancorp, Inc. (“Parke Bancorp” or the "Company") (NASDAQ: “PKBK”), the parent company of Parke Bank (the "Bank"), announced its operating results for the quarter and fiscal year ended December 31, 2024.
Highlights for the fourth quarter and year ended December 31, 2024:
•Net income available to common shareholders was $7.4 million, or $0.62 per basic common share and $0.61 per diluted common share, for the three months ended December 31, 2024, a decrease of $0.8 million, or 9.5%, compared to net income available to common shareholders of $8.2 million, or $0.68 per basic common share and $0.67 per diluted common share, for the same quarter in 2023. The decrease is primarily driven by an increase in provision for credit losses, lower non-interest income, and an increase in non-interest expense.

•Net interest income increased 0.7% to $15.6 million for the three months ended December 31, 2024, compared to $15.5 million for the same period in 2023.

•Provision for credit losses was an increase of $0.6 million, to $0.2 million, for the three months ended December 31, 2024, compared to a recovery of $0.4 million for the same period in 2023.

•Non-interest income decreased $0.3 million, or 23.1%, to $1.1 million for the three months ended December 31, 2024, compared to $1.5 million for the same period in 2023.

•Non-interest expense increased $0.6 million, or 9.0%, to $6.9 million for the three months ended December 31, 2024, compared to $6.3 million for the same period in 2023.

•Net income available to common shareholders was $27.5 million, or $2.30 per basic common share and $2.27 per diluted common share, for the fiscal year ended December 31, 2024, a decrease of $0.9 million, or

3.3%, compared to net income available to common shareholders of $28.4 million, or $2.38 per basic common share and $2.35 per diluted common share, for the fiscal year ended December 31, 2023. The decrease was primarily due to a decrease in net interest income, an increase in the provision for credit losses, and a decrease in non-interest income, partially offset by a decrease in non-interest expense.

•Net interest income decreased 8.6% to $58.7 million for the fiscal year ended December 31, 2024, compared to $64.2 million for the fiscal year ended December 31, 2023.

•Provision for credit losses increased $2.8 million to $0.7 million for the fiscal year ended December 31, 2024, compared to a recovery of $2.1 million for the fiscal year ended December 31, 2023.

•Non-interest income decreased $2.4 million, or 35.7%, to $4.3 million for the fiscal year ended December 31, 2024, compared to $6.7 million for the fiscal year ended December 31, 2023.

•Non-interest expense decreased $9.3 million, or 26.3%, to $26.0 million, for the fiscal year ended December 31, 2024, compared to $35.3 million for the fiscal year ended December 31, 2023. The decrease in non-interest expense in 2024 was primarily due to the recognition of a one-time $9.5 million contingent loss in 2023.

The following is a recap of the significant items that impacted the fourth quarter of 2024 and the fiscal year ended December 31, 2024:
Interest income increased $3.0 million for the fourth quarter of 2024 compared to the fourth quarter of 2023, primarily due to an increase in interest and fees on loans of $2.4 million to $30.9 million, due to higher average outstanding loan balances and higher interest rates. Additionally, during the fourth quarter of 2024, interest earned on average deposits held at the Federal Reserve Bank ("FRB") increased to $2.2 million from $1.5 million in the fourth quarter of 2023, due to higher cash balances held at the FRB. For the year ended December 31, 2024, interest income increased $12.4 million from the fiscal year ended December 31, 2023, primarily driven by an increase in interest and fees on loans of $11.8 million, due to higher average outstanding loan balances and higher interest rates, as well as an increase in interest earned on average deposits held at the FRB of $0.6 million.

Interest expense increased $2.9 million for the three months ended December 31, 2024, compared to the same period in 2023, primarily due to higher market interest rates, as well as a change in the deposit mix with a reduction in non-interest bearing demand deposits and an increase in interest-bearing deposits. For the year ended December 31, 2024, interest expense increased $17.9 million compared to the fiscal year ended December 31, 2023, primarily due to higher market interest rates, as well as a change in the deposit mix with a reduction in non-interest bearing demand deposits and an increase in interest-bearing deposits.

The provision for credit losses increased $0.6 million for the three months ended December 31, 2024, compared to the same period in 2023, as a result of an increase in outstanding loan balances, partially offset by a decrease in vintage and qualitative loss rates. For the year ended December 31, 2024, the provision for credit losses increased $2.8 million from the fiscal year ended December 31, 2023 due to an increase in outstanding loan balances, partially offset by a decrease in vintage and qualitative loss rates.

Non-interest income decreased $0.3 million for the three months ended December 31, 2024 compared to the same period in 2023, primarily as a result of a decrease in service fees on deposit accounts of $0.4 million, and a decrease in bank owned life insurance income of $0.1 million, partially offset by an increase in other income of $0.2 million. For the year ended December 31, 2024, non-interest income decreased $2.4 million comapred to the fiscal year ended December 31, 2023, primarily driven by a decrease in service fees on deposit accounts of $2.5 million. The decrease in service fees on deposit accounts during the year ended December 31, 2024, was primarily attributable to a decrease in fees from our cannabis related businesses deposit accounts.

Non-interest expense increased $0.6 million for the three months ended December 31, 2024 compared to the same period in 2023, primarily driven by an increase in professional services of $0.5 million, and compensation and benefits of $0.4 million, partially offset by a decrease in OREO expense of $0.2 million, and a decrease in other operating expense of $0.2 million. For the fiscal year ended December 31, 2024, non-interest expense decreased $9.3 million, mainly due to the contingent loss in 2023 referred to above, and a decrease in other operating expense of $0.6 million, partially offset by an increase in compensation and benefits of $0.4 million, and an increase in professional services of $0.4 million. The increase in compensation and benefits during the year ended December 31, 2024, was primarily due to a $0.4 million increase in salaries, and a $0.2 million decrease in deferred loan origination costs attributable to a reduction in the number of loans originated, partially offset by a $0.2 million decrease in SERP expense.

Income tax expense decreased $0.7 million for the three months ended December 31, 2024 compared to the same period in 2023. For the year ended December 31, 2024, income tax expense decreased $0.4 million compared to the fiscal year ended December 31, 2023. The effective tax rate for the fourth quarter of 2024 and the year ended December 31, 2024 was 23.9% and 24.2%, respectively, compared to 26.8% and 24.5% for the same periods in 2023.

December 31, 2024 discussion of financial condition
•Total assets increased to $2.14 billion at December 31, 2024, from $2.02 billion at December 31, 2023, an increase of $118.7 million, or 5.9%.
•Cash and cash equivalents totaled $221.5 million at December 31, 2024, as compared to $180.4 million at December 31, 2023.
•The investment securities portfolio decreased to $14.8 million at December 31, 2024, from $16.4 million at December 31, 2023, a decrease of $1.6 million, or 9.9%, primarily due to pay downs of securities.
•Gross loans increased to $1.87 billion at December 31, 2024, from $1.79 billion at December 31, 2023, an increase of $80.8 million or 4.5%. The increase in loans was primarily due to an increase in the multi-family loan portfolio of $71.5 million, and an increase in the CRE owner occupied portfolio balance of $18.2 million, partially offset by a decrease in the construction portfolio balance of $17.9 million.
•Nonperforming loans at December 31, 2024 increased to $11.8 million, representing 0.63% of total loans, an increase of $4.5 million, from $7.3 million of nonperforming loans at December 31, 2023. The increase was primarily driven by a $1.6 million increase in the residential 1 to 4 family investment portfolio, a $1.6 million increase in the residential 1 to 4 family portfolio, and a $2.1 million increase in the CRE non-owner occupied portfolio, partially offset by a $0.7 million decrease in the CRE owner-occupied portfolio. OREO at December 31, 2024 was $1.6 million, which was unchanged from $1.6 million at December 31, 2023. Nonperforming assets (consisting of nonperforming loans and OREO) represented 0.62% and 0.44% of total assets at December 31, 2024 and December 31, 2023, respectively. Loans past due 30 to 89 days were $1.4 million at December 31, 2024, a decrease of $2.5 million from December 31, 2023.
•The allowance for credit losses was $32.6 million at December 31, 2024, as compared to $32.1 million at December 31, 2023. The ratio of the allowance for credit losses to total loans was 1.74% and 1.80% at December 31, 2024 and at December 31, 2023, respectively. The ratio of allowance for credit losses to non-performing loans was 276.5% at December 31, 2024, compared to 442.5%, at December 31, 2023.
•Total deposits were $1.63 billion at December 31, 2024, up from $1.55 billion at December 31, 2023, an increase of $78.2 million or 5.0% compared to December 31, 2023. The increase in deposits was attributed to an increase in brokered time deposits of $61.5 million, an increase in money market deposits of $48.4 million, and an increase in time deposits of $46.6 million, partially offset by a decrease in non-interest bearing demand deposits of $48.2 million, and a decrease in savings deposits of $27.6 million. Brokered money market deposits, included in the above balances, decreased $75.1 million, to zero at December 31, 2024. Deposits from our cannabis related businesses increased $55.2 million to $151.9 million at December 31, 2024, compared to $96.7 million at December 31, 2023.

•Total borrowings increased $20.2 million during the twelve months ended December 31, 2024, to $188.3 million at December 31, 2024 from $168.1 million at December 31, 2023, due primarily to an increase of $20.0 million in Federal Home Loan Bank of New York ("FHLBNY") advances.
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•Total equity increased to $300.1 million at December 31, 2024, up from $284.3 million at December 31, 2023, an increase of $15.8 million, or 5.5%, primarily due to the retention of earnings, partially offset by the payment of $8.6 million of cash dividends, and the repurchase of Company common stock of $4.3 million.

CEO outlook and commentary
"There was a lot of excitement and some surprises in 2024, which is not unusual for a Presidential election year. Many projections for 2024 did not materialize including the anticipated pace of reducing interest rates. The economy’s surprising strength and a slower than hoped for decline in inflation tempered and delayed the Feds reduction of interest rates. It was initially projected that interest rates would be reduced beginning in the second quarter of 2024, but this did not begin until the fourth quarter. Although the region’s real estate market remained surprisingly resilient the anticipated strengthening of the industry was slow and in some market sectors non-existent. The slow interest rate decline resulted in a higher interest expense for our company in 2024 than initially anticipated, reducing our net interest income. We are seeing the continued slow increase in loan demand and anticipate that this will not change in 2025. New home construction is one market sector that we see improving faster than some other sectors."

"Although we are disappointed with the higher than anticipated interest expense negatively affecting our net interest income, we are pleased that we generated strong earnings in 2024. We continue to maintain tight controls on our expenses with our cost efficiency ratio improving to close to 41%. Asset Quality also remains an important focus as we supported the strength of our credit loss reserve at 1.74%. Our 30 to 89 days past due loans decreased $2.5 million from year end 2023."

"Our net income, tight control of our expenses and our total equity exceeding $300 million puts us in a good position to take advantage of opportunities in the market including new lending markets that we are supporting. We are seeing more optimism in the business and real estate industries which we share. Parke Bank will cautiously proceed in identifying new business opportunities while maintaining our focus on supporting our shareholders confidence in investing in our company."

Forward Looking Statement Disclaimer

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to maintain strong capital, strong asset quality and strong reserves; our ability to recover or partially offset any losses resulting from loss of stored or missing cash; our ability to generate strong revenues with increased interest income and net interest income;; our ability to continue the financial strength and growth of our Company and Parke Bank; our ability to continue to increase shareholders’ equity, good credit quality; our ability to be well structured to face challenging economic conditions; our ability to ensure that our loan loss provision is well positioned for the future; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to continue growing our Company, our earnings and shareholders’ equity; and our ability to continue to grow our loan portfolio; the possibility of additional corrective actions or limitations on the operations of Parke Bancorp, Inc. and Parke Bank being imposed by banking regulators, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

(PKBK-ER)

Financial Supplement:

Table 1: Condensed Consolidated Balance Sheets (Unaudited)

Parke Bancorp, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2024	2023
	(Dollars in thousands)
Assets
Cash and cash equivalents	$221,527	$180,376
Investment securities	14,760	16,387
Loans, net of unearned income	1,868,153	1,787,340
Less: Allowance for credit losses	(32,573)	(32,132)
Net loans	1,835,580	1,755,208
Premises and equipment, net	5,316	5,579
Bank owned life insurance (BOLI)	29,070	28,415
Other assets	35,983	37,535
Total assets	$2,142,236	$2,023,500

Liabilities and Equity

Non-interest bearing deposits	$184,037	$232,189
Interest bearing deposits	1,447,013	1,320,638
FHLBNY borrowings	145,000	125,000
Subordinated debentures	43,300	43,111
Other liabilities	22,813	18,245
Total liabilities	1,842,163	1,739,183

Total shareholders' equity	300,073	284,317

Total liabilities and shareholders' equity	$2,142,236	$2,023,500

Table 2: Consolidated Income Statements (Unaudited)
	For the three months ended December 31,		For the twelve months ended December 31,
	2024	2023	2024	2023
	(Dollars in thousands, except per share data)
Interest income:
Interest and fees on loans	$30,857	$28,459	$117,834	$106,061
Interest and dividends on investments	281	303	1,042	1,048
Interest on deposits with banks	2,188	1,537	6,237	5,595
Total interest income	33,326	30,299	125,113	112,704
Interest expense:
Interest on deposits	15,189	13,214	57,312	41,259
Interest on borrowings	2,518	1,570	9,093	7,231
Total interest expense	17,707	14,784	66,405	48,490
Net interest income	15,619	15,515	58,708	64,214
Provision for (recovery of) credit losses	182	(451)	728	(2,051)
Net interest income after provision for (recovery of) credit losses	15,437	15,966	57,980	66,265
Non-interest income
Service fees on deposit accounts	328	724	1,387	3,872
Gain on sale of SBA loans	—	—	23	—
Other loan fees	231	239	849	851
Bank owned life insurance income	167	294	655	737
Net gain on sale and valuation adjustment of OREO	—	—	—	38
Other	412	223	1,387	1,194
Total non-interest income	1,138	1,480	4,301	6,692
Non-interest expense
Compensation and benefits	3,302	2,925	12,768	12,340
Professional services	1,089	583	2,730	2,328
Occupancy and equipment	655	666	2,598	2,604
Data processing	389	348	1,366	1,385
FDIC insurance and other assessments	333	332	1,306	1,292
OREO expense	59	229	835	839
Other operating expense	1,023	1,204	4,381	14,479
Total non-interest expense	6,850	6,287	25,984	35,267
Income before income tax expense	9,725	11,159	36,297	37,690
Income tax expense	2,327	2,986	8,785	9,228
Net income attributable to Company	7,398	8,173	27,512	28,462
Less: Preferred stock dividend	(5)	(6)	(20)	(26)
Net income available to common shareholders	$7,393	$8,167	$27,492	$28,436
Earnings per common share
Basic	$0.62	$0.68	$2.30	$2.38
Diluted	$0.61	$0.67	$2.27	$2.35
Weighted average common shares outstanding
Basic	11,937,412	11,947,530	11,954,483	11,945,740
Diluted	12,153,318	12,133,511	12,139,451	12,137,052

Table 3: Operating Ratios

	Three months ended		Twelve months ended
	December 31,		December 31,
	2024	2023	2024	2023
Return on average assets	1.41%	1.64%	1.38%	1.45%
Return on average common equity	9.82%	11.50%	9.36%	10.21%
Interest rate spread	2.01%	2.17%	1.94%	3.08%
Net interest margin	3.02%	3.17%	3.00%	3.34%
Efficiency ratio*	40.88%	36.99%	41.24%	48.34%
* Efficiency ratio is calculated using non-interest expense divided by the sum of net interest income and non-interest income.

Table 4: Asset Quality Data

	December 31,	December 31,
	2024	2023
	(Amounts in thousands except ratio data)
Allowance for credit losses	$32,573	$32,132
Allowance for credit losses to total loans	1.74%	1.80%
Allowance for credit losses to non-accrual loans	276.46%	442.53%
Non-accrual loans	$11,782	$7,261
OREO	$1,562	$1,550